Exhibit 12.1

                                     Computation of Earnings to Fixed Charges
                                                             Fiscal Year Ended                      Quarter Ended
                                        ----------------------------------------------------------  -------------
                                           1994        1995        1996        1997         1998    April 4, 1999
                                        ----------  ----------  ---------   ----------   ---------- -------------
Income (loss) before income             $  77,366   $ 135,219   $ 121,148   $ (37,820)   $(338,789)   $ (19,473)
  taxes, minority interest
  and equity in joint venture
  income (loss)

Fixed Charges (1)                           5,524       4,383       3,528      13,944       23,156        6,017

Total earnings and fixed charges        $  82,890   $ 139,602   $ 124,676   $ (23,876)   $(314,318)   $ (13,456)

Fixed Charges (1)                           5,524       4,383       3,528      13,944       23,156        6,017

Ratio of earnings to fixed charges(2)        15.0        31.8        35.3         N/A          N/A          N/A

-------------------

(1)  Fixed charges consist of interest  expense  incurred and the portion of rental expense under operating leases deemed by the Company to be representative of the interest factor.

(2)  Earnings were  inadequate to cover fixed charges for fiscal 1997 and 1998 and the quarter ended April 4, 1999 by approximately $37.8 million, $338.8 million and $19.5 million, respectively.


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